Exhibit 10.39

[..**..] = Certain Confidential Information Contained
in this Document, Marked by Brackets, Has Been
Omitted and Filed Separately with the Securities
and Exchange Commission Pursuant to rule 24b-2
of the Securities Exchange Act of 1934, as Amended.
AMENDED AND RESTATED
COLLABORATION AND OPTION AGREEMENT
by and between
Myogen, Inc.
and
Novartis Institutes for BioMedical Research, Inc.
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AMENDED AND RESTATED
COLLABORATION AND OPTION AGREEMENT
     This Amended and Restated Collaboration and Option Agreement (this “Agreement”) is made this 7th day of July, 2006 (the “Restatement Date”) by and between Myogen, Inc. (“Myogen”), a Delaware corporation with principal offices at 7575 W. 103rd Avenue, Westminster, Colorado 80021, and Novartis Institutes for BioMedical Research, Inc. (“NIBRI”), a Delaware corporation with principal offices at 400 Technology Square, Cambridge, Massachusetts 02139.
Introduction
     WHEREAS, Myogen and NIBRI are parties to that certain Collaboration and Option Agreement (the “Original Agreement”) dated October 8, 2003 (the “Effective Date”) pursuant to which the parties have agreed to collaborate on projects to identify and validate compounds which act on Myogen Targets (as defined below), and thereafter for NIBRI and its Affiliates to have the option to develop, market and sell certain of those compounds as drugs upon the terms set forth in the Original Agreement and in the form of License Agreement (as defined therein);
     WHEREAS, the parties amended the Original Agreement pursuant to that certain Amendment to Collaboration and Option Agreement (the “Amendment” and together with the Original Agreement, the “Amended Agreement”) dated May 23, 2005 (the “Amendment Date”) pursuant to which the parties have agreed to add Myogen’s intellectual property on histone deacetylase protein (“HDAC”) inhibitors for heart muscle disease to the existing collaboration and to accommodate conducting a collaborative project relating to the use of HDAC inhibitors in the treatment of heart muscle disease; and
     WHEREAS, NIBRI wishes to exercise its unilateral option to extend the collaboration for an additional two (2) year period and the parties wish to further amend and restate the Amended Agreement, effective as of the Effective Date, and accept the rights and covenants herein in lieu of their rights and covenants under the Amended Agreement to provide for, among other things, certain clarifications regarding the limitation of certain payments and rights to the Field (as defined herein);
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     NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and other good and valuable consideration, the parties agree as follows:
ARTICLE I
Definitions
     1.1. “Active Compound” shall mean any chemical compound that has (i) a specific, desired therapeutic action on, (ii) a specific, desired interaction on, or (iii) a specific, desired modulation of a Myogen Target or a Collaboration Target, and any and all compounds having the same Active Moiety as such Active Compound, whether a small molecule, protein or antibody.
     1.2. “Active Moiety” shall have the meaning assigned to that term under 21 CFR 314.108(a), as such regulation is in effect on the Effective Date; namely: “the molecule or ion excluding those appended portions of the molecule that cause the drug to be an ester, salt (including a salt with hydrogen or coordination bonds), or other noncovalent derivative (such as a complex, a chelate or clathrate) of the molecule, responsible for the physiological or pharmacological action of the drug substance.”
     1.3. “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, by itself or through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Control will be presumed if one Person owns, either of record or beneficially, at least 50% of the voting stock of any other Person. Such other relationship as in fact results in actual control over the management, business, and affairs of a Person shall also be deemed to constitute control; provided, however, that no Person shall be deemed to exercise control over another Person solely because the latter relies on the former for a majority of its business. A Person will be deemed an Affiliate only so long as such ownership or control relationship continues. In the case of NIBRI, “Affiliates” shall also expressly be deemed to include the Novartis Institute for Functional
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Genomics, Inc., and the Friedrich Miescher Institute for BioMedical Research and their respective Affiliates.
     1.4. “Collaboration Compound” shall mean any chemical compound utilized by either party in the course of the Research Program, including Collaboration HDAC Inhibitor Compounds, but explicitly excluding all NIBRI Compounds, NIBRI HDAC Inhibitor Compounds and Myogen Compounds.
     1.5. “Collaboration HDAC Inhibitor Compound” shall mean any HDAC Inhibitor Compound other than a NIBRI HDAC Inhibitor Compound or a Myogen Compound which is an HDAC Inhibitor Compound, including, without limitation, all derivatives and analogs of Collaboration HDAC Inhibitor Compounds and all derivatives and analogs of NIBRI HDAC Inhibitor Compounds that do not fall within the definition of NIBRI HDAC Inhibitor Compounds set forth herein. In no event, however, shall any In-Licensed NIBRI HDAC Inhibitor Compound be a Collaboration HDAC Inhibitor Compound.
     1.6. “Collaboration Target” shall mean any Target identified for the first time in the course of the Research Program or a Development Program.
     1.7. “Collaboration Technology” shall mean any Technology that relates to Collaboration Targets and/or Collaboration Compounds.
     1.8. “Compound” shall mean any Myogen Compound, NIBRI Compound, or Collaboration Compound and other compounds having the same Active Moiety as a Myogen Compound, NIBRI Compound, or Collaboration Compound.
     1.9. “Controlled” shall mean, with respect to a Target or Technology, the legal authority or right of a party hereto to grant a license or sublicense of intellectual property rights to another party hereto, or to otherwise disclose proprietary or trade secret information to such other party, without breaching the terms of any agreement with a Third Party, infringing upon the intellectual property rights of a Third Party, or misappropriating the proprietary or trade secret information of a Third Party. A party shall be deemed to “Control” a Compound, including determining the relative rights of the parties to intellectual property under Section 8.1, if (i) that party contributed or otherwise made available to the collaboration such Compound or
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(ii) such Compound is an analog, derivative, enantiomer, racemate, isomer, diastereomer, active metabolite or pharmaceutically acceptable salt or complex of a Compound contributed by such party.
     1.10. “Critical Issues” shall have the meaning set forth in Section 2.8.2 hereof.
     1.11. “Development Candidate” shall mean a NIBRI Compound, Myogen Compound or Collaboration Compound, and derivatives thereof, together with the Myogen Target or Collaboration Target on which it has therapeutic action, as to which NIBRI exercises its Option pursuant to Section 4.4 of this Agreement.
     1.12. “Development Program” shall mean activities associated with development of a Development Candidate as specified in the License Agreement.
     1.13. “Effective Date” shall mean the effective date of the Original Agreement as set forth in the Introduction hereto.
     1.14. “Field” shall mean the research, treatment, prognosis, diagnosis, prophylaxis, and monitoring of heart muscle disease.
     1.15. “FTE” shall mean the equivalent of the work of one Myogen scientist or other project managerial professional, full time for one year, which equates to a total of [..**..] hours per year of work, on or directly related to the Research Program, including attendance at relevant scientific seminars and symposia. FTEs shall include equivalent scientific work in the Research Program delegated to and carried out by contractors (including Myogen’s academic collaborators) under the general direction of Myogen scientists. The annual rate per FTE shall be [..**..].
     1.16. “GCP” shall mean the current Good Clinical Practice standards for clinical trials for pharmaceuticals, as set forth in the Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the regulatory authorities of the organizations and governmental agencies in countries in which Drug Products (as defined in the License Agreement) are intended to be sold.
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     1.17. “GLP” shall mean the current Good Laboratory Practices regulations promulgated by the Food and Drug Administration, published at 21 CFR Part 58, as such regulations may be from time to time amended, and such equivalent regulations or standards of countries outside the United States as may be applicable to activities conducted hereunder.
     1.18. “HDAC” shall mean any histone deacetylase protein.
     1.19. “HDAC Inhibitor Compound” shall mean any Active Compound that has a specific, desired therapeutic action through its ability to bind directly to an HDAC and inhibit HDAC activity.
     1.20. “HDAC Inhibitor Research Program” shall mean the Research Program undertaken jointly by the parties as of the Amendment Date associated with the identification, design and development of HDAC Inhibitor Compounds.
     1.21. “HDAC License Agreement” shall mean the License, Development and Commercialization Agreement, identical in substance to Exhibit A-2 to this Agreement, to be executed by Myogen and NIBRI with respect to each Development Candidate that is an HDAC Inhibitor Compound.
     1.22. “IC50” shall mean the concentration of a compound that reduces activity of an enzyme by 50% in a standard, validated assay.
     1.23. “IND” shall mean an application to the Food and Drug Administration, the filing of which is necessary to commence clinical testing of Compounds in humans, or the equivalent application to the equivalent agency in any other country or group of countries.
     1.24. “In Vivo Validation” means, with respect to a Myogen Compound, Collaboration Compound or NIBRI Compound, the achievement of physiologically significant activity in an appropriate in vivo model or models, where the level of physiological significance and the in vivo model(s) to be used will be specified by the JSC with respect to High Priority Targets and Low Priority Targets and by Myogen with respect to Extra-Collaboration Targets.
     1.25. “Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 2.5 hereof.
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     1.26. “Know-How” means all Technology other than inventions that are the subject of Patents.
     1.27. “License Agreement” shall mean a License, Development and Commercialization Agreement, identical in substance to Exhibit A-1 hereto (with respect to any Development Candidate that is not an HDAC Inhibitor Compound) or identical in substance to Exhibit A-2 hereto (with respect to any Development Candidate that is an HDAC Inhibitor Compound), to be executed by Myogen and NIBRI with respect to a particular Development Candidate.
     1.28. “Myogen Compound” shall mean any compound (i) Controlled by Myogen, its Affiliates, and/or its external academic collaborators (or, if applicable, by the licensor or assignor to Myogen or its Affiliates if the rights to such compound were licensed to or acquired by Myogen or its Affiliates) and all enantiomers, racemate(s), isomers, diastereomers, active metabolites and pharmaceutically acceptable salt or complex thereof and any Active Moiety, analog or derivative of such Myogen Compound or the foregoing, and (ii) with respect to which NIBRI’s Head of CV Chemistry or his designee consented to the contribution of such compound to the collaboration. If such consent is not given, such compounds shall remain outside of the collaboration. For the avoidance of doubt, the parties acknowledge that NIBRI or one or more of its employees, agents or Affiliates previously contented to the contribution of certain dihydrotheino pyridine compounds to the collaboration and that such compounds and all derivatives and analogs thereof are Myogen Compounds.
     1.29. “Myogen Know-How” shall mean all Know-How of Myogen or its Affiliates relating to a Myogen Compound, a Collaboration Compound, a Collaboration Target, or a Myogen Target or relating to or used in connection with the Research Program.
     1.30. “Myogen Patents” shall mean any Patents Controlled by Myogen or any of its Affiliates relating to the Myogen Targets, Myogen Compounds, Collaboration Targets, Collaboration Compounds, and methods or reagents used in identifying, using, developing or manufacturing such Myogen Targets, Myogen Compounds, Collaboration Targets, and Collaboration Compounds, as applicable. A list of Myogen Patents is appended hereto as
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Schedule 1.30 and will be updated periodically to reflect additions thereto during the course of this Agreement.
     1.31. “Myogen Target” shall mean any Target Controlled by Myogen or identified and/or synthesized by Myogen, its Affiliates, and/or its external academic collaborators in the Field, including, as of the Amendment Date, any Targets within the HDAC Inhibitor Research Program. A list of High Priority Myogen Targets as of the date hereof is set forth on Schedule 1.31 appended hereto. Such Schedule 1.31 may be updated periodically to reflect additions thereto during the course of this Agreement.
     1.32. “Myogen Technology” shall mean all Myogen Patents and Myogen Know-How.
     1.33. “NIBRI Competitor” means a Person with annual pharmaceutical sales of [..**..] or more.
     1.34. “NIBRI Compound” shall mean any compound (i) Controlled by NIBRI and/or its Affiliates and all enantiomers, racemate(s), isomers, diastereomers, active metabolites and pharmaceutically acceptable salt or complex thereof and any Active Moiety, analog or derivative of such NIBRI Compound or the foregoing, and (ii) with respect to which Myogen’s Head of Chemistry or his designee consented to the contribution of such compound to the collaboration. If such consent is not given, such compounds shall remain outside of the collaboration. For the avoidance of doubt, the parties acknowledge that Myogen or one or more of its employees, agents or Affiliates previously consented to the contribution of certain compounds on Schedule 1.34 to the collaboration and that such compounds and all derivatives and analogs thereof are NIBRI Compounds. For the avoidance of doubt, an HDAC Inhibitor fulfilling criteria (i) and (ii) above shall be a NIBRI Compound (regardless of whether such HDAC Inhibitor is a NIBRI HDAC Inhibitor Compound or Collaboration HDAC Inhibitor Compound as used herein and in a License Agreement for, among other things, determination of applicable milestone and royalty payment obligations).
     1.35. “NIBRI HDAC Inhibitor Compound” shall mean any of the following:
          (a) Except as otherwise provided in Section 3.6 of the License Agreement relating to any Active Compound that is deemed to be a Development Candidate, a HDAC
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Inhibitor Compound first synthesized by NIBRI or its Affiliates outside of the collaboration contemplated by this Agreement and for which NIBRI or its Affiliates have received or have applied for or could reasonably expect to apply for and receive U.S. composition of matter patent coverage and that: (i) is shown to have an IC50 of less than or equal to 1 µM (micromolar) in any standard NIBRI in vitro assay for the inhibition of HDAC activity; and (ii) has been designated a “Lead Series” candidate for follow-up under the designation “Research Phase D3” in accordance with the standard drug development terminology used by NIBRI; and
          (b) Except as otherwise provided in Section 3.6 of the License Agreement relating to any Active Compound that is deemed to be a Development Candidate, a HDAC Inhibitor Compound licensed to, purchased or otherwise acquired by NIBRI or its Affiliates from a third party for which (i) NIBRI or its Affiliates do not have any material future license, royalty or similar payment obligations (as determined in good faith by the JSC), and (ii) the third party licensor or assignor or NIBRI or its Affiliates have received or have applied for or could reasonably expect to apply for and receive U.S. composition of matter patent coverage and that (i) is shown to have an IC50 of less than or equal to 1 µM (micromolar) in any standard NIBRI in vitro assay for the inhibition of HDAC activity; and (ii) has been designated a “Lead Series” candidate for follow-up under the designation “Research Phase D3” in accordance with the standard drug development terminology used by NIBRI; and
          (c) Except as otherwise provided in Section 3.6 of the License Agreement relating to any Active Compound that is deemed to be a Development Candidate, all derivatives and analogs of the compounds described in subsections (a) and (b) above that are shown to have an IC50 of less than or equal to 100 nM (nanomolar) as determined by at least one standard in vitro assay for the inhibition of HDAC activity; and
          (d) A HDAC Inhibitor Compound licensed to, purchased or otherwise acquired by NIBRI or its Affiliates from a third party for which NIBRI or its Affiliates have any material future license, royalty or similar payment obligation (as determined in good faith by the JSC) and all derivatives and analogs of the compounds described in this subsection (d) for which NIBRI or its Affiliates have any material future license, royalty or similar payment obligation (as
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determined in good faith by the JSC) (collectively, “In-Licensed NIBRI HDAC Inhibitor Compounds”).
     1.36. “NIBRI Know-How” shall mean all Know-How of NIBRI or its Affiliates relating to a NIBRI Compound, a Collaboration Compound, a Collaboration Target, or a Myogen Target.
     1.37. “NIBRI Patents” shall mean any Patents Controlled by NIBRI or any of its Affiliates relating to NIBRI Compounds, Collaboration Compounds, Myogen Targets, Collaboration Targets, and methods or reagents used in identifying, developing, or manufacturing such NIBRI Compounds, Collaboration Targets, and Collaboration Compounds, as applicable, as in effect on the Effective Date and at any time during the term of this Agreement.
     1.38. “NIBRI Technology” shall mean all NIBRI Patents and NIBRI Know-How.
     1.39. “Patents” means all existing patents and patent applications and all patent applications hereafter filed, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.
     1.40. “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
     1.41. “Research Plan” shall have the meaning set forth in Section 2.3.1 hereof.
     1.42. “Research Program” shall mean research activities and development activities undertaken under this Agreement, associated with the identification, design and development of Targets, Compounds and Development Candidates as provided herein, including but not limited to: identification and initial testing of Targets and Compounds; selection of Development Candidates from Targets and Compounds and preparation for preclinical assessment of those Development Candidates; formulation and manufacture of Development Candidates for use in
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preclinical and clinical studies performed in accordance with GCP; preclinical animal studies performed in accordance with GLP (or the applicable equivalent); planning, implementation, administration and evaluation of human clinical trials performed in accordance with GCP and included in proof of concept studies; and manufacturing process development and scale-up as appropriate at the stage of development encompassed within the proof of concept studies.
     1.43. “Research Program Costs” shall mean extraordinary external expenses and capital costs that are approved in advance by the JSC and incurred by or on behalf of a party in connection with the conduct of the Research Program.
     1.44. “Research Year” means a twelve (12) month period during the term of a Research Program commencing on October 1 of a given year, and ending on September 30 of the following year. The first Research Year hereunder shall be deemed to have commenced on October 1, 2003.
     1.45. “Target” shall mean any biological entity identified as being potentially involved in one or more disease states.
     1.46. “Technology” shall mean all data, technical information, know-how, experience, inventions (whether or not patented), trade secrets, processes and methods discovered, developed or applied (with the consent of its owner) and Controlled by either party or its Affiliates, in connection with performance by either party under the Research Program, or in connection with the conduct of a Development Program under a License Agreement, that relate to the research, development, utilization, manufacture or use of Compounds, Targets, or Development Candidates, as applicable.
     1.47. “Territory” shall mean worldwide.
     1.48. “Third Party” shall mean any Person that is not a party or an Affiliate of any party to this Agreement.
     1.49. “Wind-Down Period” shall have the meaning set forth in Section 9.4 hereof.
     1.50. “Work Plan” shall have the meaning set forth in Section 2.3.2 hereof.
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     Capitalized terms used but not otherwise defined herein that are defined in the License Agreement shall have the meaning ascribed to them therein.
ARTICLE II
Research Program
     2.1. Commencement.
            The Research Program shall commence as soon as practicable after the Effective Date. The Joint Steering Committee shall direct the conduct of the Research Program and Myogen and NIBRI shall collaborate in the conduct of the Research Program, with the parties having the roles and responsibilities specified in the Research Plan and/or applicable Work Plans, all as may be deemed appropriate by the Joint Steering Committee. The Joint Steering Committee shall review and coordinate the efforts of the parties with respect to the Research Program.
     2.2. Term.
            The Research Program will conclude five (5) years from the Effective Date, for all Projects other than the HDAC Inhibitor Research Program, and three (3) years from the Amendment Date for the HDAC Inhibitor Research Program, unless earlier terminated in accordance with the provisions hereof. Unless earlier terminated in accordance with the provisions hereof, the Research Program may be extended for additional one (1) year periods upon the mutual written agreement of Myogen and NIBRI prior to the end of the then current Research Year.
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     2.3. Research Plan; Work Plans.
          2.3.1. Research Plan, Generally. NIBRI, in consultation with Myogen, will prepare an overall research plan (the “Research Plan”) for the Research Program. The initial outline of the Research Plan was attached to the Original Agreement. A final version of the Research Plan was submitted to the Joint Steering Committee for approval at the first meeting of the Joint Steering Committee. The Research Plan will be revised, updated and submitted to the Joint Steering Committee at least semi-annually for its review and comment.
          2.3.2. Work Plans. Within thirty (30) days of the Effective Date, the parties will agree upon an initial work plan (a “Work Plan”) identifying: (a) priorities with respect to programs, Targets, and Compounds (“Projects”) to be pursued; (b) the responsibilities of each party with respect to the same; (c) the appropriate resources of each party to be committed to the Projects; and (d) developmental milestones, performance criteria, and timeframes with respect to such Projects. The Work Plan shall be submitted for approval at the first meeting of the JSC. It is anticipated that the number of Projects selected for the Work Plan will be no less than three (3) at any time during the collaboration, unless otherwise agreed to by the parties.
          2.3.3. Plan Review. The Research Plan and all Work Plans will be reviewed as necessary at each meeting of the Joint Steering Committee, and at any other time upon the request of either party, and shall be modified as appropriate to reflect material scientific or commercial developments. Any disagreements between the parties with respect to modification of the Research Plan or a Work Plan will be resolved in accordance with Section 2.8 of this Agreement.
          2.3.4. Research Diligence. Each of Myogen and NIBRI shall work diligently and shall use commercially reasonable efforts to fulfill its respective obligations under the Research Plan and any Work Plan. In connection therewith and subject to the intellectual property ownership provisions contained in this Agreement, NIBRI shall make available such NIBRI Compounds as may be reasonably necessary to carry out the purposes hereof and Myogen shall make available such Myogen Compounds as may be reasonably necessary to carry out the purposes hereof. Each of NIBRI and Myogen shall further make available all data and information regarding such Compounds that are reasonably necessary for the parties to carry out
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the purposes of the collaboration and as reasonably required for achievement of collaboration milestones, including, without limitation, chemical structure, testing data, pharmacokinetic data, selectivity data, SAR data, toxicological data and potency data (including potency data versus target, target isoforms and other related targets) relating to such Compounds. In addition, during the term of this Agreement and pursuant to the Research Plan, NIBRI shall provide medicinal chemistry and other drug discovery services relating to lead compound characterization such as determination of physicochemical properties, cytotoxicity measurements, hERG channel activity, and determination of biopharmaceutical properties as is reasonably necessary for the parties to carry out the purposes of the collaboration and as reasonably required for achievement of collaboration milestones. Consistent with the terms of this Agreement, each party shall use commercially reasonable efforts to obtain intellectual property protection, including U.S. and worldwide patent protection, for inventions within the Field of this Agreement.
          2.3.5. Submission of Reports. Upon achieving the developmental milestones specified in a Work Plan with respect to a particular Project, Myogen and NIBRI will complete and present to the JSC a report containing detailed summaries of the data for the Project specified in the Work Plan.
     2.4. Addition of HDAC Inhibitor Research Program.
          Within thirty (30) days of the Amendment Date the parties agreed upon a Work Plan that conforms to the requirements of Section 2.3.1 and specified the pertinent details of the HDAC Inhibitor Research Program. The Work Plan was approved at the first meeting of the JSC after the Amendment Date. The parties will make any revisions to the Research Plan necessary to implement the HDAC Inhibitor Research Program. Furthermore, the parties hereby agree that initially any Targets within the HDAC Inhibitor Research Program will be deemed to be High Priority Targets within the meaning of Section 4.3.1.
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     2.5. Joint Steering Committee.
          Upon execution of this Agreement, Myogen and NIBRI established a Joint Steering Committee (“JSC”), which consists of an equal number of executives or scientists as may be designated by each party from time to time. The JSC shall have six (6) members or such other number as mutually agreed by the Parties. If the JSC chooses to designate a Committee Chair, the Chair will be appointed from among the members of the JSC designated by NIBRI. The JSC shall meet quarterly, or with such other frequency as may be established by the JSC (but in no event less often than three (3) times per year), and at such time and location as may be established by the JSC, for the following purposes:
(a)	Provide general oversight of the entire collaboration between Myogen and NIBRI, including the Research Program and any development and commercialization of a Development Candidate under a License Agreement;

(b)	Periodically review the overall goals and strategy of the Research Program;

(c)	Prioritize the allocation of resources dedicated to the Research Program;

(d)	Resolve any disagreement between the parties with regard to a particular Development Candidate, and discuss and resolve any other relevant issues submitted to it, in accordance with the dispute resolution procedure set forth in Section 2.8 below;

(e)	Review, make a preliminary assessment of and, as applicable, submit milestone completion and payment submissions to the NIBRI committees as set forth in Section 3.5 within 30 days of submission to the JSC by Myogen or NIBRI; and

(e)	Address any matters raised under relevant provisions of a License Agreement.
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          The JSC shall have the authority to create project teams for the Research Program, each of which will meet (via telephone or video conference or in person) no less frequently than monthly, and which will report to the JSC on its progress on activities performed on the Research Program. The JSC shall also have the authority to create additional subcommittees as needed. Notwithstanding the foregoing, the JSC shall not have the authority to amend or modify the terms of this Agreement.
     2.6. Exchange of Information.
          2.6.1. Myogen and NIBRI will share information with the JSC, as soon as it is available, necessary to facilitate mutual understanding of the status of the Research Program and decision-making in connection therewith, including all data specified in Section 2.3.4.
          2.6.2. Except as otherwise agreed by the parties, neither Myogen nor NIBRI shall use Technology disclosed or Controlled by the other party (excluding information which is no longer subject to confidentiality restrictions under Article V by reason of the exceptions set forth in Section 5.2(a), (b) and (c)) for any purpose, including the filing of Patent applications containing such information without the other party’s consent (which shall not be unreasonably withheld), other than for carrying out the Research Program or discharging its responsibilities under a License Agreement, or as otherwise permitted under this Agreement or a License Agreement.
          2.6.3. Upon conclusion of the Research Program and subject to the provisions of Section 2.6.2, Section 2.6.4 and Article V hereof, each party shall disclose to the other all technical information known to it which constitutes NIBRI Technology or Myogen Technology, as the case may be.
          2.6.4.
(a)	Neither party shall be entitled to information from the other party concerning know-how or technology discovered or developed by that party outside the Research Program or outside a Development Program under a License Agreement (except as otherwise provided in a License Agreement) or otherwise unrelated to research or development of Targets,
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Compounds or Development Candidates under this Agreement or a License Agreement; except that each party must disclose to the JSC in a timely manner any and all know-how and/or technology which it discovers or develops regarding: (i) the Myogen Targets; (ii) the Collaboration Targets; or (iii) any Collaboration Technology.

(b)	Neither party will apply its rights in any Technology or the use thereof (and will use best efforts to prevent its licensees, if any, from applying similar rights acquired by license) to block or impede the use of such Technology as permitted hereunder by the other party or its assignees or licensees.
     2.7. Primary Data Access.
          Myogen and NIBRI shall grant each other access to all data (including, without limitation, all primary data and data contained in laboratory notebooks) generated in the course of performing its obligations under the Research Program, including the data referenced in Section 2.3.4. Each party shall have the right, at reasonable intervals and at such party’s own expense, to make copies of such data to use and transfer as permitted hereunder.
     2.8 Decisions of the JSC; Resolution of Disputes.
             2.8.1. The JSC shall make decisions unanimously where possible, but at least by majority vote. In the event of a deadlock, NIBRI shall have the deciding vote on all matters other than those addressed in Section 2.8.2.
             2.8.2. In the event that the JSC is deadlocked as to: (a) any proposed significant reorientation of the entire Research Program; or (b) any material change in financial or other resources required to be expended by Myogen in connection with the Research Program; (“Critical Issues”) then the parties may have the issue resolved in accordance with the dispute resolution mechanism set forth in Section 11.3 hereof.
ARTICLE III
Payments
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     3.1. Signature Payments by NIBRI.
          The Parties acknowledge that, within thirty (30) days of the Effective Date, NIBRI made an initial payment of four million dollars ($4,000,000) to Myogen, of which: (a) one million ($1,000,000) was in consideration of licenses hereunder; and (b) three million ($3,000,000) was a reimbursement of Myogen’s past investment in research and development of the Myogen Technology. In addition, within thirty (30) days of the Amendment Date, NIBRI made an initial payment of one million dollars ($1,000,000) to Myogen, of which: (x) two hundred fifty thousand dollars ($250,000) was in consideration of licenses hereunder; and (y) seven hundred fifty thousand dollars ($750,000) was a reimbursement of Myogen’s past investment in research and development of the Myogen Technology.
     3.2. Additional Cash Payment.
          The Parties also acknowledge that NIBRI made an additional payment of one million dollars ($1,000,000) within thirty (30) days after the first anniversary of the Effective Date as a reimbursement of Myogen’s past investment in research and development of the Myogen Technology.
     3.3. Staffing and Research Support Payments.
          NIBRI will pay to Myogen: (a) [..**..]; and (b) [..**..]. Subject to the following sentence, the JSC shall determine the exact number of FTEs to be funded by NIBRI in any particular Research Year and the manner in which such FTEs shall be allocated under the Research Program. Between [..**..] FTEs shall be funded by NIBRI in any Research Year in connection with the Research Program, subject to Section 9.4. The JSC shall allocate the FTEs between the HDAC Inhibitor Research Program and the Research Program excluding the HDAC Inhibitor Research Program. Any FTEs greater than [..**..] require NIBRI’s prior approval. The annual rate per FTE shall be [..**..]. The FTEs shall be funded in support of the Research Program under this Agreement.
          Payments due for each Research Year shall be made by NIBRI to Myogen [..**..] All payments shall be made without deduction for withholding or other similar taxes, in United States dollars to the credit of such bank account as may be designated by Myogen in writing to
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NIBRI. Any payments which fall due on a date which is a legal holiday in the Commonwealth of Massachusetts may be made on the next following day which is not a legal holiday in the Commonwealth. Any amount that is not paid when due will accrue interest at the rate of [..**..] per month from the due date until paid.
          In the event that NIBRI terminates its participation in the HDAC Inhibitor Research Program or the Research Program (excluding the HDAC Inhibitor Research Program) pursuant to Section 9.4, it shall nevertheless continue the level of funding during the Wind-Down Period set forth in Section 9.4.
     3.4. Records.
          Myogen shall keep accurate records and books of accounts containing all data reasonably required for the calculation and verification of FTEs employed by, or equivalents supplied by, Myogen in accordance with the Research Plan.
          At NIBRI’s request, Myogen shall make those records available, no more than once a year, during reasonable working hours, for review by a recognized independent accounting firm acceptable to both parties, at NIBRI’s expense, for the sole purpose of verifying the accuracy of those records in the calculation of Research Program FTEs. NIBRI shall use commercially reasonable efforts to cause the accounting firm to retain all such information in confidence.
          In the event that (a) the average number of FTEs stated to be involved in the Research Program is greater than (b) the number of FTEs actually employed, the amount previously advanced to Myogen and attributable to any such difference shall be due and payable to NIBRI without delay. If the difference is more than [..**..] in any Research Year, then Myogen shall also pay the reasonable costs of the independent accountant employed by NIBRI in the review. Interest at the rate of [..**..] per month, assessed from the end of the Research Year to which the difference relates, shall be due from Myogen.
     3.5. Milestone Payments.
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          NIBRI shall make milestone payments to Myogen in accordance with this Section 3.5: (a) with respect to each Myogen Compound, Collaboration Compound or NIBRI Compound having an effect on a High Priority Target, as defined below (whether or not an Option, as defined below, has been exercised), within [..**..] of the achievement of such milestone; and (b) with respect to each Myogen Compound, Collaboration Compound or NIBRI Compound having an effect on a Low Priority Target (as to which NIBRI has exercised its Option), payment within [..**..] days of exercise of the Option for all prior milestones achieved. The achievement of a pre-clinical milestone shall be determined as follows: (i) Myogen shall submit to the JSC documentation supporting the payment of such milestone; (ii) the JSC shall have [..**..] days in which to review the submissions and recommend support to the appropriate NIBRI committees; (iii) the NIBRI committees shall have [..**..] days to review the submission; and (iv) the NIBRI committees shall, within such [..**..] day period, determine in good faith if such milestone has been achieved. Any such determination shall be subject to the dispute resolution provisions set forth in Section 11.2. In the event the NIBRI committees do not make a determination regarding the achievement of one or more milestones within such [..**..] day period, the matter may be referred by either party to the President and Chief Executive Officer of Myogen and the President and Chief Executive Officer of NIBRI who shall, as soon as practicable, attempt in good faith to resolve the controversy or claim. If such matter is not resolved within [..**..] days of the date of initial referral of the matter to such individuals, either party may submit the dispute to any court of competent jurisdiction of resolution. Except as explicitly set forth below, pre-clinical milestone payments shall be payable on only one Active Compound per Myogen Target or Collaboration Target and clinical milestone payments shall be payable only once with respect to a particular Myogen Compound, Collaboration Compound or NIBRI Compound, even though that Myogen Compound, Collaboration Compound or NIBRI Compound may be subsequently developed for indications other than those for which regulatory approval was initially sought. In the event that a Myogen Compound, Collaboration Compound or NIBRI Compound fails in development, any milestone payments previously paid with respect to such Myogen Compound, Collaboration Compound or NIBRI Compound shall be fully creditable toward the same milestone due with respect to another Myogen Compound, Collaboration Compound or NIBRI Compound advanced as a lead Compound in place of the
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failed Compound that acts on the same Myogen Target or Collaboration Target. NIBRI may deduct from any milestone payments otherwise due to Myogen under this Section 3.5 the amount of any withholding and similar taxes required under applicable law to be withheld from such payments and paid to applicable tax authorities.
     The schedule below corresponds to an identical schedule in the License Agreement for all Myogen Compounds, Collaboration Compounds or NIBRI Compounds other than HDAC Inhibitor Compounds (the milestone payments for which will be as specified in Section 3.6 below) with respect to milestones achieved in the Field; payments made pursuant to this Agreement prior to exercise of an Option shall be treated as payments made under the applicable License Agreement.

MILESTONE
DEVELOPMENTAL MILESTONE:		PAYMENT
Pre-Clinical Milestones:

•	Validation of high-throughput assays*	[..**..]

•	In vitro validation of lead compound*	[..**..]

•	In Vivo Validation of lead compound or use of the lead compound as a starting point for medicinal chemistry and/or SAR exploration*	[..**..]

•	Completion of Tox/ADME screening and preclinical candidate determination*	[..**..]
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MILESTONE
DEVELOPMENTAL MILESTONE:		PAYMENT
Clinical Milestones:

•	IND filing	[..**..]

•	Initiation of Phase II clinical evaluation	[..**..]

•	Initiation of Phase III clinical studies	[..**..]

•	Regulatory filing in the U.S.	[..**..]

•	First regulatory filing in the E.U.	[..**..]

•	Regulatory Approval in the U.S.	[..**..]

•	First Regulatory Approval in the E.U.	[..**..]

*	Criteria for determining the achievement of any Milestone have been established by the JSC and distributed to the parties under separate cover.
     3.6. Milestone Payments for HDAC Inhibitor Compounds.
     NIBRI shall make milestone payments to Myogen in accordance with this Section 3.6 with respect to each HDAC Inhibitor Compound within [..**..] days of the achievement of such milestone. Except as explicitly set forth below, pre-clinical milestone payments shall be payable on only one Active Compound per Myogen Target or Collaboration Target, and clinical milestones shall be payable only once on a particular Active Compound, even though that Active Compound may be subsequently developed for indications other than those for which regulatory approval was initially sought. In the event that an Active Compound fails in development, any milestone payments previously paid with respect to such Active Compound shall be fully creditable toward the same milestone due with respect to another Active Compound that acts on the same Myogen Target or Collaboration Target. NIBRI may deduct from any milestone payments otherwise due to Myogen under this Section 3.6 the amount of any withholding and similar taxes required under applicable law to be withheld from such payments and paid to applicable tax authorities.
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     The schedule below corresponds to an identical schedule in the License Agreement for all HDAC Inhibitor Compounds with respect to milestones achieved in the Field; payments made pursuant to this Agreement prior to exercise of an Option shall be treated as payments made under the applicable License Agreement.

Future
		Prior Clinical	NIBRI	Collaboration
		NIBRI HDAC	HDAC	HDAC
DEVELOPMENTAL		Inhibitor	Inhibitor	Inhibitor
MILESTONE:		Compounds*	Compounds*	Compounds
Pre-Clinical Milestones:

•	Validation of high-throughput assays**	[..**..]	[..**..]	[..**..]

•	In vitro validation of lead compound**	[..**..]	[..**..]	[..**..]

•	In Vivo Validation of lead compound or use of the lead compound as a starting point for medicinal chemistry and/or SAR exploration**	[..**..]	[..**..]	[..**..]

•	Additional payment at the earlier of In Vivo Validation or second (2nd) anniversary of the Amendment Date***	[..**..]	[..**..]	[..**..]

•	Completion of Tox/ADME screening and preclinical candidate determination**	[..**..]	[..**..]	[..**..]
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Future
		Prior Clinical	NIBRI	Collaboration
		NIBRI HDAC	HDAC	HDAC
DEVELOPMENTAL		Inhibitor	Inhibitor	Inhibitor
MILESTONE:		Compounds*	Compounds*	Compounds
Clinical Milestones:

•	IND filing	[..**..]	[..**..]	[..**..]

•	Initiation of Phase II clinical evaluation	[..**..]	[..**..]	[..**..]

•	Initiation of Phase III clinical studies	[..**..]	[..**..]	[..**..]

•	Regulatory filing in the U.S.	[..**..]	[..**..]	[..**..]

•	First regulatory filing in the E.U.	[..**..]	[..**..]	[..**..]

•	Regulatory Approval in the U.S.	[..**..]	[..**..]	[..**..]

•	First Regulatory Approval in the E.U.	[..**..]	[..**..]	[..**..]

*	For purposes of determining the milestone payments applicable to a NIBRI HDAC Inhibitor Compound in the above table: (i) a “Prior Clinical NIBRI HDAC Inhibitor Compound” means a NIBRI HDAC Inhibitor Compound for which NIBRI or its Affiliates (or, if applicable, the licensor or assignor to NIBRI or its Affiliates if the compound was licensed to or acquired by NIBRI or its Affiliates) have submitted an IND with the FDA and initiated a Phase I Clinical Trial covering such compound prior to the Amendment Date (or, in the case of licensed or acquired compounds, prior to the date of such license or acquisition); and (ii) a “Future NIBRI HDAC Inhibitor Compound” means any NIBRI HDAC Inhibitor Compound other than a Prior Clinical NIBRI HDAC Inhibitor Compound.

**	Criteria for determining the achievement of any Milestone have been established by the JSC and distributed to the parties under separate cover.

***	For the avoidance of doubt, this milestone is payable only once.
ARTICLE IV
License, Development and Commercialization Rights
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     4.1. Evaluation License.
          4.1.1. Myogen hereby grants to NIBRI and its Affiliates a non-sublicensable (except to the extent required to engage any academic collaborators or contractors used in connection with the Research Program by either party) license in the Territory and in the Field, to use and have used any and all Myogen Technology, Myogen Compounds, Myogen Targets, Collaboration Targets, and Collaboration Compounds solely for the purpose of performing the Research Program. The license granted by Myogen is exclusive solely to the extent provided in Section 4.2.2.
          4.1.2. NIBRI hereby grants to Myogen and its Affiliates a non-exclusive license in the Territory to use and have used any and all NIBRI Technology, NIBRI Compounds, Collaboration Targets, and Collaboration Compounds solely for the purpose of performing the Research Program with respect to the High Priority Targets and to use and have used only Collaboration Technology and Collaboration Compounds for conducting research and development activities within the Research Program on any Low Priority Targets or Extra-Collaboration Targets.
     4.2. Option to License.
          4.2.1. NIBRI shall have the exclusive right (the “Option”) to license any and all Active Compounds, together with their underlying Myogen Targets or Collaboration Targets, as Development Candidates, for development and commercialization of products with respect to any and all human or veterinary health care uses and any and all agricultural uses under the terms and conditions set forth in this Agreement and the applicable License Agreement.
          4.2.2. Myogen will not, at any time prior to the expiration of an Option in accordance with Section 4.5, grant to any Third Party rights within the Field to any applicable Myogen Technology, Myogen Compounds, Myogen Targets, Collaboration Targets, or Collaboration Compounds nor will Myogen enter into any collaboration within the Field with a Third Party with respect to any of the foregoing. The latter restriction shall not apply to Extra-Collaboration Targets, as defined below, or the Active Compounds having a therapeutic effect on such Extra-Collaboration Targets, if NIBRI’s right of first negotiation has lapsed or failed to
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result in a completed transaction between Myogen and NIBRI, despite the good faith efforts of the parties.
     4.3. Prioritization of Compounds.
          For purposes of this Agreement and the Research Program, the JSC shall classify all Myogen Targets and Collaboration Targets in one of the following three categories:
          4.3.1. “High Priority Targets” are those Myogen Targets and Collaboration Targets the study of which, and the allocation of resources to which, the JSC has established as a high priority of the Research Program. In the case of Active Compounds related to such High Priority Targets:
(a)	NIBRI shall make payments with respect to all research milestones in accordance with Section 3.5 above, [..**..];

(b)	[..**..] shall be payable; and

(c)	NIBRI may exercise its Option to license an Active Compound relating to a High-Priority Target in accordance with Section 4.4 prior to the expiration of such Option as set forth in Section 4.5.1.
          4.3.2. “Low Priority Targets” are those Myogen Targets and Collaboration Targets the study of which, and the allocation of resources to which, the JSC has determined are not an immediate priority but could prove to be of importance in the Research Program. Myogen may continue to study such Low Priority Targets and Active Compounds relating to such Targets using its own resources. In the case of Active Compounds related to such Low Priority Targets:
(a)	[..**..] shall be payable so long as a Low Priority Target retains that status;

(b)	At any time during the Term, but in any case no later than [..**..] after In Vivo Validation of a Active Compound in connection with such Low Priority Target, the JSC will elect either to elevate its status to that of a High Priority Target or to lower its status to an Extra-Collaboration
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Target, as defined below. In the event the JSC elects to elevate its status to that of a High Priority Target, all payments associated with all previously achieved milestones shall be due and payable within thirty (30) days of such JSC election, subject to Section 12.16;

(c)	NIBRI may exercise its Option to license an Active Compound relating to a Low-Priority Target in accordance with Section 4.4 prior to the expiration of such Option as set forth in Section 4.5.2. In the event NIBRI exercises its Option, payments associated with all previously achieved milestones shall, solely to the extent not already paid by NIBRI, be due and payable within [..**..] of execution of the respective License Agreement, subject to Section 12.16; and

(d)	If NIBRI does not exercise its Option with respect to an Active Compound relating to a Low-Priority Target prior to the expiration of such Option as set forth in Section 4.5.2, then such Low Priority Target shall become an Extra-Collaboration Target upon the expiration of such Option and, to the extent such Active Compound is a Myogen Compound or a Collaboration Compound, then such Compound shall become an Extra-Collaboration Compound.
          4.3.3. “Extra-Collaboration Targets” and “Extra-Collaboration Compounds” are those Myogen Targets and Myogen Compounds and Collaboration Compounds the study of which the JSC determines not to pursue in connection with the Research Program, or which subsequently become Extra-Collaboration Targets or Extra-Collaboration Compounds pursuant to Sections 4.3.2(b) or 4.3.2(d). In the case of Extra-Collaboration Targets and Extra-Collaboration Compounds:
(a)	Myogen may continue to study, develop and/or commercialize such Extra-Collaboration Targets and Extra-Collaboration Compounds using its own resources, subject to its continued commitment to the resource levels
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specified in the Work Plans for the High Priority Targets and the periodic review of the JSC;
(b)	[..**..] shall be payable by NIBRI with respect to Active Compounds in connection with Extra-Collaboration Targets; and
(c)	In the event that Myogen contemplates collaborating with a Third Party with respect to development and/or commercialization of an Active Compound acting on an Extra-Collaboration Target in the Field, Myogen shall give NIBRI written notice of the same. Within [..**..] of receipt of such notice, NIBRI shall inform Myogen in writing as to whether it wishes to negotiate in good faith a collaboration between NIBRI and Myogen for the same purposes. If NIBRI so informs Myogen, then the parties shall have [..**..] to negotiate a transaction in good faith. If the parties are unable to consummate a transaction within such period (or such longer period as the parties may agree to in writing), then Myogen may enter into a Third Party transaction with respect to the Extra-Collaboration Target or Extra-Collaboration Compound. The right of first negotiation set out in this Section 4.3.3(c) shall survive [..**..] beyond any early termination of this Agreement under Section 9.4 or [..**..] after expiration of this Agreement; provided, however, that if any Active Compound or Extra-Collaboration Target is in development at the time of the termination of this right of first negotiation and has not attained In Vivo Validation, NIBRI may extend the right for a period of up to [..**..] or until [..**..] after In Vivo Validation is achieved, whichever occurs first, by paying to Myogen an option fee of [..**..] for each such Extra-Collaboration Target or Active Compound.
     4.4. Exercise of an Option.
          NIBRI may exercise an Option by delivery to Myogen of written notice of exercise specifying the Development Candidate as to which such Option is being exercised (an
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“Exercise Notice”) prior to the expiration of such Option in accordance with Section 4.5. As promptly as practicable following Myogen’s receipt of a timely Exercise Notice, the parties shall execute a License, Development and Commercialization Agreement identical in substance to Exhibit A-1 hereto (with respect to any Development Candidate other than an HDAC Inhibitor Compound) or Exhibit A-2 hereto (with respect to any Development Candidate that is an HDAC Inhibitor Compound), the terms of which are incorporated by reference into, and are a part of, this Agreement, pursuant to which NIBRI will use commercially reasonable efforts (as defined in the License Agreement), to further develop and commercialize the Development Candidate. Development of each Development Candidate shall proceed as soon as practicable after the Option is exercised, in accordance with the terms of the License Agreement.
     4.5. Expiration of Options. Options expire as follows:
          4.5.1 An Option on an Active Compound relating to a High Priority Target will expire on the first to occur of:
(a)	[..**..];

(b)	[..**..];

(c)	[..**..]; or

(d)	[..**..].
          4.5.2 An Option on an Active Compound relating to a Low Priority Target will expire at the first to occur of:
(a)	[..**..];

(b)	[..**..];

(c)	[..**..]; or

(d)	[..**..].
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     4.6. Rights to Compounds.
          (a) NIBRI agrees that, during the term of this Agreement and after expiration or termination of this Agreement, NIBRI and its Affiliates will not develop and/or commercialize (either by themselves or through a Third Party) in the Field an Active Compound that is a NIBRI Compound or Collaboration Compound except under a License Agreement. In addition, NIBRI agrees that, during the term of this Agreement and after termination of this Agreement, NIBRI and its Affiliates will not develop and/or commercialize (either by themselves or through a Third Party) a compound that is a Myogen Compound except in the Field under a License Agreement.
          (b) Myogen agrees that, during the term of this Agreement and after expiration or termination of this Agreement, Myogen and its Affiliates will not develop and/or commercialize (either by themselves or through a Third Party) a compound that is a NIBRI Compound without the prior consent of NIBRI, which may be withheld in NIBRI’s sole discretion.
          (c) Subject solely to the terms of this Agreement and any License Agreement executed by the Parties, Myogen hereby grants to NIBRI and its Affiliates a fully paid, exclusive, royalty-free, perpetual, world-wide license to use, have used, develop, make, manufacture and sell all NIBRI Compounds outside of the Field. Subject solely to the terms of this Agreement and any License Agreement executed by the Parties, NIBRI hereby grants to Myogen and its Affiliates a fully paid, exclusive, royalty-free, perpetual, world-wide license to use, have used, develop, make, manufacture and sell all Myogen Compounds outside of the Field and, after expiration of NIBRI’s Option with respect to any such Myogen Compound, inside the Field. The foregoing licenses shall include the right to sublicense.
ARTICLE V
Confidentiality
     5.1. Undertaking.
          During the term of this Agreement, each party (the “Receiving Party”) shall keep confidential, and other than as provided herein shall not use or disclose, directly or indirectly,
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any trade secrets, confidential or proprietary information, or any other knowledge, information, documents or materials, owned, developed or possessed by the other party (the “Proprietary Party”), whether in tangible or intangible form, the confidentiality of which such Proprietary Party takes reasonable measures to protect, including but not limited to Collaboration Technology.
(a)	The Receiving Party shall take any and all lawful measures to prevent the unauthorized use and disclosure of such information, and to prevent unauthorized persons or entities from obtaining or using such information.

(b)	The Receiving Party further agrees to refrain from directly or indirectly taking any action which would constitute or facilitate the unauthorized use or disclosure of such information. The Receiving Party may disclose such information to its Affiliates, officers, employees and agents, to authorized licensees and sublicensees, and to subcontractors in connection with the development or manufacture of Compounds or Development Candidates, as applicable, to the extent necessary to enable such parties to perform their obligations hereunder or under the applicable license, sublicense or subcontract, as the case may be; provided, however, that such Affiliates, officers, employees, agents, licensees, sublicensees and subcontractors have entered into appropriate confidentiality agreements for secrecy and non-use of such information which by their terms shall be enforceable by injunctive relief at the instance of the Proprietary Party.

(c)	The Receiving Party shall be liable for any unauthorized use and disclosure of such information by its Affiliates, officers, employees and agents and any such sublicensees and subcontractors.
     5.2. Exceptions.
          Notwithstanding the foregoing, the provisions of Section 5.1 hereof shall not apply to knowledge, information, documents or materials that the Receiving Party can conclusively establish:
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(a)	have entered the public domain without the Receiving Party’s breach of any obligation owed to the Proprietary Party;

(b)	have become known to the Receiving Party from a source other than the Proprietary Party, other than by breach of an obligation of confidentiality owed to the Proprietary Party; or

(c)	are independently developed by the Receiving Party without breach of this Agreement, without reference to or reliance upon knowledge, information or materials of the disclosing party as established by written records.
          In addition, a Receiving Party may, notwithstanding the obligations of Section 5.1, disclose knowledge, information, documents or materials that the Receiving Party can conclusively establish:
(i)	are permitted to be disclosed by the prior written consent of the Proprietary Party; or

(ii)	are required to be disclosed by the Receiving Party to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Proprietary Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure.
     5.3. Publicity.
          The parties will agree upon the timing and content of any press release or other public communications relating to this Agreement and the transactions contemplated herein.
(a)	Except to the extent already disclosed in a press release or other public communication, no public announcement concerning the existence or the terms of this Agreement or concerning the transactions described herein shall be made, either directly or indirectly, by Myogen or NIBRI, except as may be legally required by applicable laws, regulations, or judicial
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order, without first obtaining the approval of the other party and agreement upon the nature, text, and timing of such announcement, which approval and agreement shall not be unreasonably withheld.

(b)	The party desiring to make any such public announcement shall provide the other party with a written copy of the proposed announcement in sufficient time prior to public release to allow such other party to comment upon such announcement, prior to public release.
     5.4. Survival.
          The provisions of this Article V shall survive the termination of this Agreement.
ARTICLE VI
Publication
     6.1. Publication.
          Each of NIBRI and Myogen, and their respective Affiliates, agree not to publish or publicly present any results, data, or scientific findings with respect to the Research Program (except in connection with filings with the Food and Drug Administration or another similar governmental entity) without the prior written consent of the JSC. In the event of information already within the public domain, consent shall not be unreasonably withheld if sought at least thirty (30) days prior to planned submission for publication or oral presentation. In all other instances during the term of this Agreement, publication shall be presumed to be impermissible until the JSC shall have determined, in its sole judgment, that the intellectual property rights of the parties in such information first shall have been adequately protected, whether by foreign filing of Patents or otherwise. To the extent that a proposed publication of any results, data, or scientific findings with respect to the Research Program is subject to the terms of Myogen’s existing license agreements, sponsored research agreements or material transfer agreements with the University of Texas Southwestern Medical Center, the University of North Texas Health Sciences Center or the University of Colorado, the procedure for publication of such results, data or findings will be as specified in those agreements.
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ARTICLE VII
Indemnification
     7.1. Indemnification by Myogen.
          Myogen will indemnify, defend, and hold NIBRI and its Affiliates, their respective employees, shareholders, officers and directors and the successors, heirs and assigns of each of them, harmless against any loss, damages, action, suit, claim, demand, liability, expense, bodily injury, death or property damage (a “Loss”), that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of: (a) the breach by Myogen of any of its covenants, representations or warranties set forth in this Agreement; or (b) the development or commercialization of a Development Candidate by Myogen, but excluding any such Loss that is caused by the negligent or reckless acts or omissions of NIBRI.
     7.2. Indemnification by NIBRI.
          NIBRI will indemnify, defend, and hold Myogen, and its Affiliates, and their respective employees, shareholders, officers and directors and the successors, heirs, and assigns of each of them, harmless against any Loss that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of: (a) the breach by NIBRI of any of its covenants, representations or warranties set forth in this Agreement; or (b) the development or commercialization of a Development Candidate by NIBRI, but excluding any such Loss that is caused by the negligent or reckless acts or omissions of Myogen.
     7.3. Claims Procedures.
          Each Party entitled to be indemnified by the other Party (an “Indemnified Party”) pursuant to Section 7.1 or 7.2 hereof shall give notice to the other Party (an “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any threatened or asserted claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the sole control of the defense of any such claim or any litigation resulting therefrom; provided, however:
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(a)	That counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless: (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; or (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party); and

(b)	The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that the failure to give notice did not result in harm to the Indemnifying Party or materially compromise the defense of such claim.

(c)	No Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement, except with the approval of each Indemnified Party (which approval shall not be unreasonably withheld), except a settlement which imposes only a monetary obligation on the Indemnifying Party and which includes as an unconditional term thereof the giving of a release from all liability in respect to such claim or litigation by the claimant or plaintiff to the Indemnified Party.

(d)	Each Indemnified Party shall furnish such information or reasonable assistance regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required
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in connection with the defense of such claim and litigation resulting therefrom.
     7.4. Compliance.
          The parties shall comply fully with all applicable laws and regulations in connection with their respective activities under this Agreement.
ARTICLE VIII
Intellectual Property Rights
     8.1. Ownership.
          8.1.1. Subject to any licenses explicitly granted under this Agreement or a License Agreement, each party shall retain its intellectual property rights in all Compounds and Technology Controlled by it on the Effective Date or otherwise arising outside of the Research Program.
          8.1.2. Any new invention created or any new Know-How generated exclusively by a party or its Affiliate (directly or through others acting on its behalf) prior to and during the term of this Agreement shall be owned by such party; provided, however, that if such new invention or new Know-How of Myogen is necessary to NIBRI’s exercise of its license rights under a License Agreement, then the definition of Myogen Technology will be deemed to include such new invention or new Know-How that are included within the licenses granted to NIBRI under the License Agreement.
          8.1.3. Any new invention created jointly by the parties shall be jointly owned (a “Joint Invention”), and the respective rights of the parties with respect to the Joint Invention shall be determined in accordance with United States patent law as it applies to issues of joint ownership of intellectual property as of the Effective Date.
          8.1.4. NIBRI will retain ownership of all intellectual property rights in and to the NIBRI Compounds and Myogen will retain all intellectual property rights in and to the Myogen Compounds. Myogen will take all reasonable actions requested by NIBRI, including execution
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of appropriate transfer documents, patent filings and applications for registration, to perfect NIBRI’s ownership interests in and to the NIBRI Compounds. NIBRI will take all reasonable actions requested by Myogen, including execution of appropriate transfer documents, patent filings and applications for registration, to perfect Myogen’s ownership interests in and to the Myogen Compounds, including, without limitation, transfer and assignment of all right, title and interest in the following Patent and all related Patents: United States Patent Application No. 60/752,145 filed by NIBRI on December 20, 2005.
     8.2. Preparation and Costs.
          Myogen shall take responsibility and pay for the preparation, filing, prosecution and maintenance of all Myogen Patents and, subject to Section 8.3, any Joint Inventions abandoned by NIBRI, and NIBRI shall take responsibility and pay for the preparation, filing, prosecution and maintenance of: (a) all NIBRI Patents; (b) any patents and patent applications claiming Joint Inventions; and (c) all Patents related to Development Candidates. Myogen shall provide the JSC with periodic reports listing, by name, Myogen Patents filed in the United States and other jurisdictions, along with a general summary of the claims made and the jurisdictions of filing. In good time, before the deadline for foreign filing of any patent application filed in the United States, Myogen will notify NIBRI whether it intends to foreign file such patent application, and if it intends to do so, in what countries it proposes to foreign file. The parties hereby agree that to the extent legally possible and commercially reasonable, the responsible party shall, at a minimum, prepare, file, prosecute and maintain patent coverage as described in this section in the countries listed in Schedule 8.2 hereto. NIBRI and Myogen agree to use all commercially reasonable efforts to secure patent protection on any intellectual property created during the Research Program. NIBRI will consult with Myogen on the drafting and prosecution of patent applications on Joint Inventions that relate to the Myogen Targets and/or the Collaboration Targets in the United States and in countries listed in Schedule 8.2 that are commercially viable, and, to the extent reasonably practicable under the circumstances, give Myogen an opportunity to comment and suggest revisions to any patent application covering such Joint Inventions.
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     8.3. Discontinuation.
          The party initially responsible under Section 8.2 for the preparation, filing, prosecution and maintenance of a particular Patent shall give at least thirty (30) days advance notice to the other party of any decision to cease preparation, filing, prosecution and maintenance of that Patent in a jurisdiction listed on Schedule 8.2 hereof. Discontinuation may be elected on a country-by-country basis or for a Patent application or Patent series in total. In such case, the other party may elect at its sole discretion to continue preparation, filing, and prosecution or maintenance of the discontinued Patent at its sole expense.
     8.4. Advice to JSC on Intellectual Property Matters.
          The JSC shall appoint an intellectual property subcommittee comprising appropriate legal counsel from each party to advise the JSC on intellectual property protection issues. Such subcommittee shall, at the request of the JSC, report at least quarterly to the JSC.
ARTICLE IX
Term and Termination
     9.1. Term.
          This Agreement will extend until the termination (including any early termination hereunder) of the Research Program (including any extension thereof) in accordance with Section 2.2, unless earlier terminated by either party hereto in accordance with this Agreement, or unless extended by mutual agreement of the parties.
     9.2. Termination of the Research Program by NIBRI for Cause.
          Upon written notice to Myogen, NIBRI may at its sole discretion unilaterally terminate the Research Program and this Agreement upon the occurrence of any of the following events:
(a)	Myogen shall breach any of its material obligations under this Agreement or a License Agreement, and such breach shall not have been remedied or steps initiated to remedy the same to NIBRI’s reasonable satisfaction,
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within sixty (60) days after NIBRI sends written notice of breach to Myogen;

(b)	Myogen shall cease to function as a going concern by suspending or discontinuing its business for any reason except for interruptions caused by Force Majeure, strike, labor dispute or any other events over which it has no control; or

(c)	Upon a sale, merger, consolidation, transfer, or other reorganization of Myogen in which substantially all of the assets of Myogen are transferred or in which the holders of Myogen’s capital stock immediately prior to the transaction hold less than a majority of the capital stock of the surviving entity subsequent to the transaction, in either case to an entity or an Affiliate thereof reasonably conceived by NIBRI to be a NIBRI Competitor.
          In the event of any valid termination under this Section 9.2, NIBRI shall not be required to make any payments under Section 3.3 hereof which are not due and payable prior to receipt by Myogen of the notice of breach referenced under Section 9.2(a) or receipt by Myogen of the notice of termination pursuant to Section 9.2(b), as the case may be. Notwithstanding the foregoing, any License Agreement then in effect shall continue in effect unless it is expressly terminated in accordance with its terms.
     9.3. Termination of the Research Program by Myogen for Cause.
          Myogen may at its sole discretion terminate the Research Program and this Agreement upon written notice to NIBRI upon the occurrence of any of the following events:
(a)	NIBRI shall breach any of its material obligations under this Agreement or a License Agreement and such breach shall not have been remedied or steps initiated to remedy the same to Myogen’s reasonable satisfaction, within sixty (60) days after Myogen sends written notice of breach to NIBRI; or
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(b)	NIBRI shall cease to function as a going concern by suspending or discontinuing its business for any reason except for interruptions caused by Force Majeure, strike, labor dispute or any other events over which it has no control, and no Affiliate of NIBRI shall have assumed NIBRI’s function.
          Upon any termination under Section 9.3(a), all licenses and other rights (including Options) granted hereunder shall also terminate. Notwithstanding the foregoing, any License Agreement then in effect shall continue in effect unless it is expressly terminated in accordance with its terms.
     9.4. Early Termination of the Research Program by NIBRI.
          In the event that, in its reasonable, good faith judgment, the overall Research Program (excluding the HDAC Inhibitor Research Program) is proceeding unsatisfactorily, NIBRI may in its absolute discretion terminate its participation in and funding of the aspects of the Research Program that are not the HDAC Inhibitor Research Program effective no earlier than eighteen (18) months from the Effective Date, upon sixty (60) days’ prior written notice to Myogen. In the event that, in its reasonable, good faith judgment, the HDAC Inhibitor Research Program is proceeding unsatisfactorily, NIBRI may in its absolute discretion terminate its participation in and funding of the HDAC Inhibitor Research Program effective no earlier than eighteen (18) months from the Amendment Date, upon sixty (60) days’ prior written notice to Myogen. [..**..]
     9.5. Effect of Termination or Expiration.
          Except where explicitly provided elsewhere herein, termination of this Agreement for any reason, or expiration of this Agreement, will not affect: (a) obligations which have accrued as of the date of termination or expiration; and (b) obligations and rights which, expressly or from the context thereof, are intended to survive termination or expiration of this Agreement, including but not limited to obligations of confidentiality under Section 2.6.2 and Article V hereof, the indemnification provisions of Article VII hereof and the intellectual property ownership and information sharing provisions contained in Sections 2.6, 2.7, 4.6 and
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8.1. Except as otherwise provided hereunder, all licenses granted under this Agreement shall terminate upon termination or expiration of this Agreement.
ARTICLE X
Representations and Warranties
     10.1. Representations and Warranties of Myogen.
          Myogen represents and warrants to NIBRI as follows:
(a)	Authorization. This Agreement has been duly executed and delivered by Myogen and constitutes the valid and binding obligation of Myogen, enforceable against Myogen in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, bankruptcy, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Myogen, its officers and directors. No provision of this Agreement violates any other agreement that Myogen may have with any other person or company, and Myogen acknowledges that NIBRI has relied on that representation in entering into this Agreement.

(b)	Myogen Controlled Rights. As of the Effective Date, Myogen owns or possesses adequate licenses or other rights to use all Myogen Technology relating to the Myogen Compounds and Myogen Targets and to grant the licenses and perform the obligations contemplated herein, except to the extent that Myogen’s agreements with Third Party licensors contain restrictions on further sublicense by NIBRI. The granting of an Option to NIBRI hereunder does not violate any right known to Myogen of any Third Party.
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(c)	Third Party Patents. Except as disclosed in writing between the parties to this Agreement or their respective agents, as of the Effective Date, to Myogen’s knowledge there are no issued patents or pending patent applications that, if issued, would be infringed by the development, manufacture, use or sale of any Myogen Compound or Myogen Target, as applicable, pursuant to this Agreement.
     10.2. Representations and Warranties of NIBRI.
          NIBRI represents and warrants to Myogen that this Agreement has been duly executed and delivered by NIBRI and constitutes the valid and binding obligation of NIBRI, enforceable against NIBRI in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, bankruptcy, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of NIBRI, its officers and directors. No provision of this Agreement violates any other agreement that NIBRI may have with any other person or company, and NIBRI acknowledges that Myogen has relied on that representation in entering into this Agreement.
ARTICLE XI
Dispute Resolution
     11.1. Governing Law, and Jurisdiction.
          This Agreement shall be governed and construed in accordance with the internal laws of the Commonwealth of Massachusetts.
     11.2. Dispute Resolution Process.
          Except with respect to any matters under the purview of the JSC pursuant to Section 2.8.1, and except for any claim or controversy relating to a Critical Issue pursuant to Section 2.8.2 and Section 11.3, in the event of any controversy or claim arising out of or relating
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to the legal rights and remedies of the parties arising out of this Agreement, the parties shall, and either party may, initially refer such dispute to the JSC, and failing mutually acceptable resolution of the controversy or claim within thirty (30) days after such referral, the matter shall be referred to the President and Chief Executive Officer of Myogen and the President and Chief Executive Officer of NIBRI who shall, as soon as practicable, attempt in good faith to resolve the controversy or claim. If such controversy or claim is not resolved within sixty (60) days of the date of initial referral of the matter to the JSC, either party may submit the dispute to any court of competent jurisdiction for resolution.
     11.3. Dispute Resolution Process for Critical Issues.
          In the event of any controversy or claim arising out of or relating to a Critical Issue which the JSC is unable to resolve under Section 2.8.2, the parties shall refer the matter to the President and Chief Executive Officer of Myogen and the President and Chief Executive Officer of NIBRI who shall attempt in good faith and using their best efforts to resolve the controversy or claim within sixty (60) days of the date of initial referral of the matter from the JSC. If such controversy or claim is not resolved within sixty (60) days, then Myogen may, at its election, either: (a) accept the final position of the President and Chief Executive Officer of NIBRI with respect to such matter; or (b) terminate this Agreement on thirty (30) days’ written notice, subject to the provisions of Section 9.5. Section 9.4 shall not apply to any termination of this Agreement by Myogen pursuant to the immediately-preceding subsection (b).
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ARTICLE XII
Miscellaneous Provisions
     12.1. Waiver.
          No provision of this Agreement may be waived except in writing by both parties hereto. No failure or delay by either party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of any right or remedy on any subsequent occasion.
     12.2. Force Majeure.
          Neither party will be in breach hereof by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if that delay or failure is caused by strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental priorities for materials, or any fault beyond its control or without its fault or negligence.
     12.3. Severability.
          Should one or more provisions of this Agreement be or become invalid, then the parties hereto shall attempt to agree upon valid provisions in substitution for the invalid provisions, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the parties would have accepted this Agreement with those new provisions. If the parties are unable to agree on such valid provisions, the invalidity of such one or more provisions of this Agreement shall nevertheless not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it may be reasonably presumed that the parties would not have entered into this Agreement without the invalid provisions.
     12.4. Government Acts.
          In the event that any act, regulation, directive, or law of a country or its government, including its departments, agencies or courts, should make impossible or prohibit,
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restrain, modify or limit any material act or obligation of NIBRI or Myogen under this Agreement, the party, if any, not so affected, shall have the right, at its option, to suspend or terminate this Agreement as to such country, if good faith negotiations between the parties to make such modifications therein as may be necessary to fairly address the impact thereof, are not successful after a reasonable period of time in producing mutually acceptable modifications to this Agreement.
     12.5. Government Approvals.
          Each party will use commercially reasonable best efforts to obtain any government approval required in its country of domicile to enable this Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed. Each party will keep the other informed of progress in obtaining any such government approval, and will cooperate with the other party in any such efforts.
     12.6. Export Controls.
          This Agreement is made subject to any restrictions concerning the export of materials and technology from the United States that may be imposed upon or related to either party to this Agreement from time to time by the Government of the United States. Furthermore, each of NIBRI and Myogen agrees that it will not export, directly or indirectly, any technical information acquired from the other party under this Agreement or any products using such technical information to any countries for which the United States Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States Government when required by applicable statute or regulation.
     12.7. Assignment.
          This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that (a) NIBRI may assign this Agreement, without the consent of Myogen: (i) to any of its Affiliates; or (ii) in connection with the transfer or sale of all or substantially all of its assets or business or in the event of its merger or consolidation with another company; and (b) Myogen may assign this
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Agreement, without the consent of NIBRI in connection with the transfer or sale of all or substantially all of its assets or business or in the event of its merger or consolidation with another Person, provided, however, that any such transaction in which a NIBRI Competitor acquires all of Myogen’s assets or business or merges with Myogen, NIBRI may terminate this Agreement pursuant to Section 9.2(c). Any purported assignment in contravention of this Section 12.7 shall, at the option of the nonassigning party, be null and void and of no effect. No assignment shall release either party from responsibility for the performance of any accrued obligation of such party hereunder. This Agreement shall be binding upon and enforceable against the successor to or any permitted assignees from either of the parties hereto.
     12.8. Affiliates.
          Each party may perform its obligations hereunder personally or through one or more Affiliates, although each party shall nonetheless be solely responsible for the performance of its Affiliates. Neither party shall permit any of its Affiliates to commit any act (including any act or omission) which such party is prohibited hereunder from committing directly. The use of subcontractors by either party shall not increase the financial obligations of the other party hereunder in any respect.
     12.9. Counterparts.
          This Agreement may be executed in counterparts, each of which shall be deemed to be original and both of which shall constitute one and the same Agreement.
     12.10. No Agency.
          Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between NIBRI and Myogen and their respective Affiliates. Notwithstanding any of the provisions of this Agreement, neither party to this Agreement shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each party under this Agreement shall be made, paid, and undertaken exclusively by such party on its own behalf and not as an agent or representative of the other.
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     12.11. Notice.
          All communications between the parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to such other addresses as may be designated by one party to the other by notice pursuant hereto, by prepaid, certified mail (which shall be deemed received by the other party on the seventh business day following deposit in the mails), or by facsimile transmission, or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by first class letter, postage pre-paid, given by the close of business on or before the next following business day:

if to NIBRI, at:

Novartis Institutes for BioMedical Research, Inc.
400 Technology Square
Cambridge, Massachusetts 02139
Attention: Robert L. Thompson, Vice President and General Counsel
Fax: (617) 871-3354

if to Myogen, at:

Myogen, Inc.
7575 W. 103rd Avenue
Westminster, Colorado 80021
Attention: J. William Freytag, President and Chief Executive Officer
Fax: (303) 410-6667

with a copy to:

Myogen, Inc.
7575 W. 103rd Avenue
Westminster, Colorado 80021
Attention: Andrew D. Dickinson, Vice President and General Counsel
Fax: (303) 410-3350
     12.12. Headings.
          The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.
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     12.13. Authority.
          The undersigned represent that they are authorized to sign this Agreement on behalf of the parties hereto.
     12.14. Entire Agreement.
          This Agreement contains the entire understanding of the parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective parties.
     12.15. Notice of Pharmaceutical Side-Effects.
          During the term of this Agreement, the parties shall keep each other and the JSC promptly and fully informed and will promptly notify appropriate authorities in accordance with applicable law, after receipt of information with respect to any serious adverse event (as defined by the ICH Harmonized Tripartite Guideline on Clinical Safety Data Management), directly or indirectly attributable to the use or application of a Compound.
     12.16. Invoice Requirement.
          Any amounts payable to Myogen hereunder (except any royalty payments required to be made under the provisions of Article IV of the License Agreement) shall be made within thirty (30) days after receipt by NIBRI, or its nominee designated for that purpose in advance by NIBRI in writing to Myogen, of an invoice covering such payment.
     12.17. Amendment and Restatement of Amended Agreement.
          The Original Agreement as amended by the Amendment is hereby amended in its entirety and restated herein. Upon the execution of the Agreement by NIBRI and Myogen such amendment and restatement shall be deemed to be effective upon the Effective Date except for those portions herein which are effective as of the Amendment Date.
[Signature page follows]
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MYOGEN, INC.

By:	/s/ J. William Freytag
J. William Freytag
Title:	President and Chief Executive Officer

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.

By:	/s/ Jeremy Levin

Jeremy Levin
Title:	Global Head Strategic Alliances
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Schedule 1.30
Myogen Patents

Schedule 1.30 Myogen Patents
PATENTS	Filing Date	App. No.	Country	Pat. No.	Issue Date	Subject Matter
MYOG:004-USD1	4/25/2000	09/558,472	U.S.			Alpha Myosin Heavy Chain Gene Therapy
MYOG:004-USD2	10/1/2001	09/969,086	U.S.	7,049,066	5/23/2006	Alpha Myosin Heavy Chain Therapeutic/Screening
MYOG:004-USD3	2/25/2005	11/067,502	U.S.			Alpha Myosin Heavy Chain Treatment
MYOG:004-WO	1/30/1998	PCT/US98/01983	PCT			Alpha Myosin Heavy Chain
MYOG:004-CA	7/29/1999	2,278,465	Canada			Alpha Myosin Heavy Chain
MYOG:004-EP	7/30/1999	98906089.2	Europe			Alpha Myosin Heavy Chain
MYOG:004-JP	7/30/1999	10-533182	Japan			Alpha Myosin Heavy Chain
MYOG:005-US	4/1/1998	09/053,293	U.S.	6,218,597	4/17/2001	Transgenic mice w/cardiac specific promoters
MYOG:006-US	9/26/1997	08/938,105	U.S.	6,353,151	3/5/2002	Transgeneic alpha myosin
MYOG:006-EP	5/24/1999	97943597.1	Europe			Alpha Myosin Transgenes
MYOG:007-US	5/26/1998	09/047,755	U.S.	6,203,776	3/20/2001	Methods for identifying adrenergic receptors
MYOG:013-US	6/19/1998	09/100,497	U.S.	5,998,458	12/7/1999	Positive inotrope + beta adrenergic receptor antagonist
MYOG:013-WO	6/24/1998	PCT/US98/13442	PCT			Positive inotrope + beta adrenergic receptor antagonist
MYOG:013-AU	1/6/2000	81740/98	Australia	731,656	7/19/2001	Positive inotrope + beta adrenergic receptor antagonist
MYOG:013-CA	12/23/1999	2,295,094	Canada			Positive inotrope + beta adrenergic receptor antagonist
MYOG:013-EP	1/25/2000	198,931,687	Europe			Positive inotrope + beta adrenergic receptor antagonist
MYOG:013-JP	12/27/1999	11-505056	Japan			Positive inotrope + beta adrenergic receptor antagonist
MYOG:020-US	10/15/1998	09/173,798	U.S.	6,201,165	3/13/2001	CamKIIa, CaMKIV,p38,MKK6,anf,bnp,beta myosin transgenes
MYOG:020-WO	10/16/1998	PCT/US98/21988	PCT			CamKIIa, CaMKIV,p38,MKK6,anf,bnp,beta myosin transgenes
MYOG:020-AU	4/16/2000	10992/99	Australia	755428	8/16/2002	CamKIIa, CaMKIV,p38,MKK6,anf,bnp,beta myosin transgenes
MYOG:020-CA	4/16/2000	2,315,244	Canada			CamKIIa, CaMKIV,p38,MKK6,anf,bnp,beta myosin transgenes
MYOG:020-EP	4/16/2000	98953672.7	Europe			CamKIIa, CaMKIV,p38,MKK6,anf,bnp,beta myosin transgenes
MYOG:020-JP	4/16/2000	2000-516026	Japan			CamKIIa, CaMKIV,p38,MKK6,anf,bnp,beta myosin transgenes
MYOG:020-MX	4/14/2000	0003678	Mexico			CamKIIa, CaMKIV,p38,MKK6,anf,bnp,beta myosin transgenes
MYOG:023-US	10/15/1998	09/173,795	U.S.	6,673,768	1/6/2004	Calcineurin Therapies
MYOG:024-US	11/10/1999	09/438,075	U.S.	6,372,957	4/16/2002	MEF2 methods of treatment
MYOG:024-USC1	1/9/2002	10/043,658	U.S.			MEF2 screening methods
MYOG:024-WO	11/10/1999	PCT/US99/26725	PCT			MEF2
MYOG:024-CA	5/7/2001	2,350,086	Canada			MEF2
MYOG:024-EP	5/21/2001	99971848.9	Europe			MEF2
MYOG:024-JP	5/10/2001	2000-581187	Japan			MEF2
MYOG:025-US	10/15/1998	09/173,799	U.S.	6,657,104	12/2/2003	Calcineurin transgenics
MYOG:026-US	8/20/2000	09/643,206	U.S.	6,632,628	8/20/2000	HDAC screening and treatment
MYOG:026-USD1	8/20/2003	10/637,403	U.S.			HDAC transgenics
MYOG:026-WO	8/20/2000	PCT/US00/22958	PCT			Class II HDACs
MYOG:026-CA	2/14/2002	2,382,045	Canada			Class II HDACs
MYOG:026-EP	3/13/2002	00955805.7	Europe			Class II HDACs
MYOG:026-JP	2/19/2002	2001-518892	Japan			Class II HDACs
						Muscle Ring Finger Proteins (MURFS) Screening and
MYOG:028-US	7/18/2001	09/908,988	U.S.	6,740,751	5/25/2004	Treatment
						Muscle Ring Finger Proteins (MURFS) Screening and
MYOG:028-USD1	2/10/2004	10/775,627	U.S.	7,005,512	2/28/2006	Treatment
MYOG:028-USD2	2/10/2004	10/775,649	U.S.	issue fee	paid	Muscle Ring Finger Proteins (MURFS)
MYOG:029-US	4/16/1998	09/061,417	U.S.			NF-AT3 inhibitors
MYOG:029-WO	10/16/1998	PCT/US98/21845	PCT			NF-AT3 inhibitors
MYOG:029-AU	10/15/1998	98058/98	Australia	748334	9/12/2002	NF-AT3 inhibitors
MYOG:029-CA	4/10/2000	2,306,448	Canada			NF-AT3 inhibitors
MYOG:029-EP	5/16/2000	9895233.7	Europe			NF-AT3 inhibitors
MYOG:029-JP	4/17/2000	2000-516024	Japan			NF-AT3 inhibitors
MYOG:034-US	9/26/2002	10/256,221	U.S.	6,707,686	3/16/2004	HDAC Inhibitors
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Schedule 1.30 Myogen Patents
PATENTS	Filing Date	App. No.	Country	Pat. No.	Issue Date	Subject Matter
MYOG:034-USC1	3/16/2004	10/801,985	U.S.	6,946,441	9/20/2005	Inhibiting HDACs
MYOG:034-USC2	7/26/2005	11/190,074	U.S.			Inhibiting HDACs
MYOG:034-USC3	8/30/2005	11/215,844	U.S.			Inhibiting HDACs
MYOG:034-EP	9/27/2001	02/021678.8	Europe	1,297,851	1/26/2005	Inhibiting HDACs
MYOG:034-EPD1	1/25/2005	5001443	Europe			Inhibiting HDACs
MYOG:034-JP	9/27/2001	2002-284313	Japan			Inhibiting HDACs
MYOG:035-US	1/21/2003	10/348,598	U.S.			Hypertrophic Cell Line
MYOG:036-US	2/13/2001	09/782,953	U.S.			MCIP's screening, treatment, transgenics, antibodies
MYOG:036-WO	2/13/2001	PCT/US01/21662	PCT			MCIP's screening, treatment, transgenics, antibodies
MYOG:036-CA	1/24/2003	2,415,967	Canada			MCIP's screening, treatment, transgenics, antibodies
MYOG:036-EP	2/5/2003	1952568.2	Europe			MCIP's screening, treatment, transgenics, antibodies
MYOG:036-JP	12/26/2002	2002-509354	Japan			MCIP's screening, treatment, transgenics, antibodies
MYOG:037-US	8/20/2003	10/644,659	U.S.			STARS screening, treatment, transgenics, antibodies
MYOG:044-US	5/21/2003	10/848,820	U.S.			PKD (HDAC Kinase I)
MYOG:044-WO	5/21/2003	PCT/US04/015715	PCT			PKD (HDAC Kinase I)
MYOG:044-AU	5/21/2003	2004249114	Australia			PKD (HDAC Kinase I)
MYOG:044-BR	5/21/2003		Brazil			PKD (HDAC Kinase I)
MYOG:044-CA	5/21/2003		Canada			PKD (HDAC Kinase I)
MYOG:044-CN	5/21/2003		China			PKD (HDAC Kinase I)
MYOG:044-EP	5/21/2003		Europe			PKD (HDAC Kinase I)
MYOG:044-IN	5/21/2003		India			PKD (HDAC Kinase I)
MYOG:044-JP	5/21/2003		Japan			PKD (HDAC Kinase I)
MYOG:044-MX	5/21/2003		Mexico			PKD (HDAC Kinase I)
MYOG:045-US	11/3/2004	10/980,612	U.S.			Alpha myocin modulating compound ‘R’ enatiomer
MYOG:045-WO	11/3/2004	PCT/US04/036569	PCT			Alpha myocin modulating compound ‘R’ enatiomer
MYOG:046-US	11/3/2004	10/980,605	U.S.			Alpha myocin modulating compound ‘S’ enatiomer
MYOG:046-US	11/3/2004	PCT/US04/036568	PCT			Alpha myocin modulating compound ‘S’ enatiomer
MYOG:047-US	11/13/2004	10/988,192	U.S.			TRP Channel
MYOG:047-WO	11/13/2004	PCT/US04/037858	PCT			TRP Channel
MYOG:048-US	12/23/2004	11/018,426	U.S.			5-HT2 receptors
MYOG:048-WO	12/23/2004	PCT/US04/042922	PCT			5-HT2 receptors
MYOG:049-US	12/23/2004	11/018,383	U.S.			5-HT2 receptor binding compounds
MYOG:049-WO	12/23/2004	PCT/US04/042921	PCT			5-HT2 receptor binding compounds
MYOG:050-US	2/2/2005	11/049,630	U.S.			PRK (HDAC kinase II)
MYOG:050-WO	2/2/2005	PCT/US05/002808	PCT			PRK (HDAC kinase II)
MYOG:054-US	4/5/2005	11/099,417	U.S.			Nuclear export
MYOG:054-WO	4/5/2005	PCT/US05/011264	PCT			Nuclear export
MYOG:057-WO	9/19/2005	PCT/US05/033461	PCT			P38 MCIP
MYOG:058-US	8/15/2005	11/203,828	U.S.			Ku
MYOG:060-USP1	7/13/2005	60/699,189	U.S.			Proteasome inhibitors
MYOG:062-USP1	11/18/2005	60/737,952	U.S.			CAMKII/Calpain/HDACs
UTSD:803-US	5/30/2002	10/159,971	U.S.	6,924,415	8/2/2005	MEK5
USTD:803-USD1	4/21/2005	11/089,425	U.S.			MEK5
UTSD:803-CA	5/29/2002	2,384,907	Canada			MEK5
UTSD:803-JP	11/22/2001	2001-358595	Japan			MEK5
USTD:1771-USP1	5/3/2006	not yet assigned	U.S.			CAMTA
[..**..] Confidential Treatment Requested

Schedule 1.31
Myogen Targets

[..**..]
[..**..] Confidential Treatment Requested

Schedule 1.34
List of NIBRI Compounds
Index      Project      Number
[..**..]
[..**..] Confidential Treatment Requested

Schedule 8.2
List of Countries Regarding Patent Protection

Albania AL	Algeria DZ	Antigua and Barbuda AG
Argentina	Armenia AM	Australia AU
Austria AT	Azerbaijan AZ	Barbados BB
Belarus BY	Belgium BE	Belize BZ
Benin BJ	Bosnia and Herzegovina BA	Botswana BW
Brazil BR	Bulgaria BG	Burkina Faso BF
Cameroon CM	Canada CA	Central African Republic CF
Chad TD	Chile	China CN
Colombia CO	Congo CG	Costa Rica CR
Côte d’Ivoire CI	Croatia HR	Cuba CU
Cyprus CY	Czech Republic CZ	Democratic People's Republic of Korea KP
Denmark DK	Dominica DM	Ecuador EC
Egypt EG	Equatorial Guinea GQ	Estonia EE
Finland FI 2	France FR	Gabon GA
Gambia GM	Georgia GE	Germany DE
Ghana GH	Greece GR	Grenada GD
Guinea GN	Guinea-Bissau GW	Hong Kong
Hungary HU	Iceland IS	India IN
Indonesia ID	Ireland IE	Israel IL
Italy IT	Japan JP	Kazakhstan KZ 1
Kenya KE	Kyrgyzstan KG	Latvia LV
Lesotho LS	Liberia LR	Liechtenstein LI
Lithuania LT	Luxembourg LU	Madagascar MG
Malawi MW	Malaysia	Mali ML
Mauritania MR	Mexico MX	Monaco MC
Mongolia MN	Morocco MA	Mozambique MZ
Netherlands NL 4	New Zealand NZ	Nicaragua NI
Niger NE	Norway NO	Oman OM
Pakistan	Papua New Guinea PG	Peru
Philippines PH	Poland PL	Portugal PT
Republic of Korea KR	Republic of Moldova MD	Romania RO
Russian Federation RU	Saint Lucia LC	Saint Vincent and the Grenadines VC
Saudi Arabia	Senegal SN	Serbia and Montenegro CS
Seychelles SC	Sierra Leone SL	Singapore SG
Slovakia SK	Slovenia SI	South Africa ZA
Spain ES	Sri Lanka LK	Sudan SD
Swaziland SZ	Sweden SE	Switzerland CH
Syrian Arab Republic SY	Taiwan	Tajikistan TJ
Thailand	The former Yugoslav
	Republic of Macedonia MK	Togo TG

[..**..] Confidential Treatment Requested

Trinidad and Tobago TT	Tunisia TN	Turkey TR
Turkmenistan TM	Uganda UG	Ukraine UA
United Arab Emirates AE	United Kingdom GB	United Republic of Tanzania TZ
United States of America US	Uruguay	Uzbekistan UZ
Venezuela	Viet Nam VN	Zambia ZM
Zimbabwe ZW

[..**..] Confidential Treatment Requested

Exhibit A-1
Form of License, Development and Commercialization Agreement

[Filed Separately as Exhibit 10.40 to the Quarterly Report on Form 10-Q]
[..**..] Confidential Treatment Requested

Exhibit A-2
Form of HDAC License, Development and Commercialization Agreement

[Filed Separately as Exhibit 10.41 to the Quarterly Report on Form 10-Q]
[..**..] Confidential Treatment Requested